EXHIBIT 4.15

Yerevan, May 22, 2002

CORPORACIÓN AMÉRICA SA HEREBY ASSIGNS ITS RIGHTS UNDER THE AGREEMENT BETWEEN THE GOVERNMENT OF THE REPUBLIC OF ARMENIA AND CORPORACIÓN AMÉRICA S.A. SIGNED ON DECEMBER 17, 2001 TO AMERICAN INTERNATIONAL AIRPORTS LLC.

AMERIAN INTERNATIONAL AIRPORTS LLC HEREBY ACCEPTS SAID ASSIGNMENT.

THE GOVERNMENT OF THE REPUBLIC OF ARMENIA HEREBY CONSENTS TO SAID ASSIGNMENT.

Government of the Republic of Armenia	Corporación América S.A.	American International Airports LLC
/s/ Davit Harutyunian	/s/ Ana Cristina Schirinian	/s/ Eduardo Eurnekian
Davit Harutyunian	Ana Cristina Schirinian	Eduardo Eurnekian

Yerevan, May 22, 2002

The Government of the Republic of Armenia hereby acknowledges the completion of registration of Armenia International Airports Closed Stock Joint Company.

Consequently, according to section 1.1 of the attached Addendum, ARMENIA INTERNATIONAL AIRPORTS C.J.S.C. has assumed all the rights and obligations pertaining the Manager and shall be deemed to be the Manager for all purposes.

Government of the Republic of Armenia

/s/ David Harutyunyan

David Harutyunyan

Minister of Justice of the Republic of Armenia and Representative